Exhibit 10.15

Indalex Inc. 75 Tri-State International Suite 450
Lincolnshire, Illinois 60069
Telephone: 847.810.3392
Web site: indalex.com

September 11, 2006

Chuck Ulik

1890 Blue Sage Lane

Castle Rock, Colorado 80104

ulik@aol.com

Dear Chuck:

We are pleased to offer you the position of Chief Operations Officer (COO) for Indalex. Your starting bi-weekly salary will be $9,423 (equivalent to $245,000 annually). You will also be eligible for a maximum bonus of up to 60% of your base salary (less applicable withholding and pro-rated for 2006), which is payable subject to plan rules the first quarter of 2007. In addition, you will be provided a car allowance of $850 per month less applicable withholdings, a laptop and a cellular phone (details will follow).

As discussed once employed you will be eligible for stock options for 10,000 shares. These options would vest at the rate of 20% per year. As discussed since there is currently no market for these options it is therefore inappropriate to speculate on any future value. Once you are employed you will receive the formal and completed stock option documents. I have enclosed a set of the standard forms for your review.

In consideration of your continued service to the Company as COO and in further consideration of your particular responsibilities, in the event your employment is terminated by the Company, for reasons other than ‘Cause’, the Company is prepared to provide you with the following severance terms, provided you execute our standard release;

•                    For this purpose “Cause” will be defined as a violation of an ethical or legal code including but no limited to the Company’s Code of Conduct.

•                    During your first six months of employment you would receive on termination a lump sum representing six (6) months of annual base pay or at the Company’s election your base pay will be payable as salary continuation through the regular payroll, for the six month period subsequent to your Termination Date.

•                    After your first six months of employment you would receive on termination a lump sum representing twelve (12) months of annual base pay or at the Company’s election your base pay will be payable as salary continuation through the regular payroll, for the twelve month period subsequent to your Termination Date. By way of example if you were terminated, for other than cause, after completing six months of service you would receive twelve (12) months of severance pay.

You agree that during the employment relationship you will not do or prepare to do, and for six months after termination of your employment with the Company you will not do any of the following: (a) compete with the Company in any way, (b) furnish services or advise (as an employee, independent contractor or in any other capacity) to any competitor of the Company, (c) solicit or suggest to any employee, customer, or other person or entity having or contemplating a business relationship with the Company to end or curtail that relationship to refrain from entering into such relationship.

You represent and warrant that: you are not party to or bound by any non-competition, non-solicitation, confidentiality or other agreement or restriction that purports to prevent or restrict you in any way or to any extent from (A) engaging in the employment that you have been offered by the Company; (B) soliciting or inducing any person to become a customer of the Company; (C) soliciting or inducing any person to become an employee of the Company; (D) soliciting or inducing any person to enter into any other business relationship with the Company; (E) using any information and expertise that Employee possesses (other than information constituting a trade secret of another person under applicable law) for the benefit of the Company; or (F) performing any obligation under this Agreement.

You agree that you will not use in the course of your employment with the Company disclose to the Company or its personnel, any information belonging to any other person that is subject to any confidentiality agreement with or constitutes a trade secret of another person.

You will be eligible for relocation assistance as outlined in the Company’s Relocation Policy a copy of which is attached here.

You will be eligible for group medical, hospitalization and disability plans on the 1st day of the month following hire. Your life insurance, under our company group plan, will amount to 2.5 times annual base salary. We also have a 401(k) plan in which you will be eligible to participate on the 1st day of the month following 60 days of service. Correspondence from Scudder will be mailed to your home. If you do not contact Scudder by your effective eligibility date, you will automatically be enrolled in the Scudder Stable Value Fund with a 3% contribution.

As you may know, federal law requires that you provide evidence of your eligibility for employment under the Immigration Reform and Control Act of 1986. Accordingly, on the first day you report for work, please bring with you documents that establish both identity and employment eligibility (using the list of acceptable documents included in your new hire package).

You will be eligible for three weeks vacation beginning in 2007.

As a condition of employment, you will be required to take and successfully pass a pre-employment drug screen. This offer is also subject to confirmation of your references, a pre-employment background investigation and consumer report, your agreement to the company’s code of conduct and use of direct deposit for your paychecks.

As you know, this letter does not alter our at-will employment relationship. This letter confirms all understandings Indalex has reached with you concerning your employment offer. If it is in any way inconsistent with anything previously discussed, please contact me immediately.

Should you have any questions concerning this letter or any other issue, please feel free to contact me at 847.687.6306 or Bill Corley at 708.738.3924.

We feel confident that you will find this opportunity both challenging and rewarding.

Sincerely,

/s/ Tim Stubbs
Tim Stubbs
CEO
Indalex Holding Corp.

UPON ACCEPTANCE OF THE ABOVE OFFER, PLEASE SIGN AND RETURN
BY FAX TO Bill Corley (866) 233.1254

OFFER ACCEPTED:
/s/ Chuck Ulik
SIGNATURE
/s/ Chuck Ulik
NAME (PLEASE PRINT NAME AS IT APPEARS ABOVE)
Sept. 13, 2006
DATE